FILED PURSUANT TO RULE 433

19,200,000 DEPOSITARY SHARES	FILE NO. 333-192302

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.875% NONCUMULATIVE PREFERRED STOCK, SERIES L

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	19,200,000 depositary shares, each representing a 1/1,000th interest in a share of Citigroup’s 6.875% Noncumulative Preferred Stock, Series L (the “Series L preferred stock”).

Ratings*:	Ba3 (stable outlook)/BB+ (negative outlook)/BB (stable outlook) (Moody’s / S&P / Fitch).

Trade Date:	February 5, 2014.

Settlement Date:	February 12, 2014 (T+5 days).

Maturity:	Perpetual.

Liquidation Preference:	$25,000 per share of Series L preferred stock (equivalent to $25 per depositary share).

Aggregate Liquidation Preference:	$480,000,000.

Public Offering Price:	$25 per depositary share.

Net Proceeds to Citigroup:	$466,054,181.25 (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, from and including the Settlement Date at an annual rate of 6.875%, payable quarterly in arrears on each February 12, May 12, August 12 and November 12, beginning May 12, 2014 (if declared), on a noncumulative basis. Following business day convention. Business days New York.

First Dividend Payment:	If declared, May 12, 2014.

Day Count:	30/360

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series L preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after February 12, 2019, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the depositary shares on the New York Stock Exchange under the symbol “C PR L”.

Voting Rights:	The holders of Series L preferred stock do not have voting rights except (i) as specifically required by Delaware law, (ii) in the case of certain dividend non-payments, (iii) with respect to the issuance of senior capital stock by Citigroup and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series C preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

FILED PURSUANT TO RULE 433

19,200,000 DEPOSITARY SHARES	FILE NO. 333-192302

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.875% NONCUMULATIVE PREFERRED STOCK, SERIES L

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Joint Lead Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Oppenheimer & Co. Inc.

Raymond James & Associates, Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

	Depositary Shares CUSIP/ISIN:	172967 333 / US1729673335

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The file number for the registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.